Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of Northern States Power Company, a Wisconsin corporation, and subsidiaries appearing in the Annual Report on Form 10-K of Northern States Power Company, a Wisconsin corporation, for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 25, 2012